UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

July 21, 2008	(July 18, 2008)
Date of report	(Date of earliest event reported)

Hexcel Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	1-8472	94-1109521
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

Two Stamford Plaza

281 Tresser Boulevard

Stamford, Connecticut  06901-3238

(Address of Principal Executive Offices and Zip Code)

(203) 969-0666

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written Communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 — Other Events

Item 8.01                               Other Events.

On July 18, 2008, Hexcel completed the sale of its 40.5% share in BHA Composites Parts Co. Ltd (BHA) for $22.3 million to the Boeing Company.  Boeing now holds a majority position in BHA, with China’s Aviation Industry Corporation I (AVIC) holding the remaining minority stake.

BHA, which is located in Tianjin, China, specializes in producing composite secondary structures and interior parts for the aerospace industry.  Concurrently, the existing supply and material procurement agreements among BHA, Hexcel and Boeing are affirmed and reflect continued long-term work commitments by Boeing that will ensure Hexcel assembly of BHA components for Boeing as well as the supply of Hexcel materials to BHA.

Hexcel’s after-tax gain resulting from the sale is approximately $12 million, or $0.12 per diluted share, and will be recorded in the third quarter.  As part of the transaction, Hexcel was released from its obligation to reimburse Boeing and AVIC for a certain portion of any payments Boeing and AVIC might have to make as a result of guarantees given by Boeing and AVIC with respect to a third-party bank loan to BHA.

Hexcel issued a press release regarding this matter, which is included as Exhibit 99.1 hereto and is incorporated by reference to this Form 8-K.

Section 9 — Financial Statements and Exhibits

Item 9.01          Financial Statements and Exhibits.

(d)                                 Exhibits

99.1                           News Release dated July 18, 2008

Signature

                Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEXCEL CORPORATION

July 21, 2008

/s/ Wayne C. Pensky
Wayne C. Pensky
Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

99.1	News Release dated July 18, 2008